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Exhibit 5.1

Crown Media Holdings, Inc.
CM Intermediary, LLC
Crown Media United States, LLC
Citi TeeVee LLC
Doone City Pictures LLC
12700 Ventura Boulevard
Studio City, California 91604

September 26, 2011

  Re:
  Crown Media Holdings, Inc.
  Registration Statement on Form S-4

Ladies and Gentlemen:

        We have acted as special counsel to Crown Media Holdings, a Delaware corporation ("Crown Media"), in connection with its Registration Statement on Form S-4 initially filed with the Securities and Exchange Commission on September 23, 2011 (the "Registration Statement"), pursuant to the Securities Act of 1933, as amended (the "Securities Act"). Pursuant to the Registration Statement, Crown Media is offering of up to $300,000,000 aggregate principal amount of 10.50% Senior Notes due 2019 (the "New Notes") in exchange for a like principal amount of Crown Media's outstanding 10.50% Senior Notes due 2019 (the "Outstanding Notes"). CM Intermediary, LLC, a Delaware limited liability company, Crown Media United States, LLC, a Delaware limited liability company, Citi TeeVee LLC, a Delaware limited liability company, and Doone City Pictures LLC, a Delaware limited liability company, (collectively, the "Guarantors") will guarantee the New Notes (the "Guarantees"). The New Notes will be issued under an Indenture, dated as of July 14, 2011, between Crown Media, the Guarantors and The Bank of New York Mellon Trust Company, N.A., as Trustee (the "Indenture").

        As the basis for the opinion hereinafter expressed, we have reviewed the following:

    A.
    the Indenture;

    B.
    the forms of guarantees of the Guarantors contained in the Indenture;

    C.
    the Registration Rights Agreement, dated as of July 14, 2011, among Crown Media, the Guarantors and J.P. Morgan Securities LLC;

    D.
    the Certificate of Designation, Powers, Preferences, Qualifications, Limitations, Restrictions and Relative Rights of Series A Convertible Preferred Stock of Crown Media, as filed with the Secretary of State of the State of Delaware on June 29, 2010, and the Second Amended and Restated Certificate of Incorporation of Crown Media Holdings, Inc. as filed with the Secretary of State of the State of Delaware on June 29, 2010;

    E.
    Crown Media's Bylaws;

    F.
    organizational documents of each Guarantor as listed on Exhibit A to this opinion

    G.
    the resolutions adopted by the Board of Directors of Crown Media and the Manager or Managing Member of the Guarantors relating to, among other things, the Transaction Documents (as defined below);

    H.
    the resolutions adopted by the member or managing member of each Guarantor relating to the Guarantees; and

    I.
    the certificates of good standing covering Crown Media and each of the Guarantors, issued by the Secretary of State of the State of Delaware on September 23, 2011 (the "Good Standing Certificates");

        The documents described above in paragraphs (A) through (C) inclusive above are referred to herein collectively as the "Transaction Documents."

        As to questions of fact material to this opinion, we have relied on certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors. We have assumed for purposes of this opinion: (a) the authenticity of all documents submitted to us as originals; (b) the conformity to authentic original documents of all documents submitted to us as certified, conformed, electronic, or photographic copies; (c) the genuineness of all signatures; and (d) the due execution and delivery of the Indenture and the Purchase Agreement by the persons authorized by each respective party thereto (other than Crown Media or the Guarantors) to execute and deliver such documents on each party's behalf.

        Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

        1.     Crown Media and each of the Guarantors is validly existing and in good standing under the laws of the State of Delaware.

        2.     The execution and delivery by Crown Media of the Indenture and the performance of its obligations thereunder have been duly authorized by all necessary corporate action on the part of Crown Media.

        3.     The execution and delivery by each of the Guarantors of the Indenture and the performance of their respective obligations thereunder as guarantors of the New Notes have been duly authorized by all necessary limited liability company action on the part of each of the Guarantors.

        The foregoing opinion is subject to the following exceptions, qualifications and limitations:

        In rendering our opinions in paragraph 1 as to the valid existence and good standing of Crown Media and each of the Guarantors, we have relied solely on good standing certificates issued by the Secretary of State of the State of Delaware.

        The opinions expressed in this letter are limited to the Delaware General Corporation Law Act and the Delaware Limited Liability Company Act (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) and the federal laws of the United States of America, we expressly disavow any obligation to advise you with respect to future changes in law or in our knowledge or as to any event or change of condition occurring subsequent to the date of this letter. This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act.

        We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption "Legal Matters" in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Holland & Hart LLP

Exhibit A

Citi Teevee, LLC

  •
  Certificate of Formation of Citi Teevee, LLC filed with the Secretary of State of the State of Delaware on August 23, 1999, as amended by that Certificate of Amendment filed with the Secretary of State of the State of Delaware on September 30, 2002.

  •
  Company Agreement for Citi Teevee, LLC., effective July             , 1999.

CM Intermediary LLC

  •
  Certificate of Formation of CM Intermediary LLC filed with the Secretary of State of the State of Delaware on August 23, 1999 as amended by that Certificate of Amendment filed with the Secretary of State of the State of Delaware on September 30, 2002.

  •
  CM Intermediary, LLC Operating Agreement dated February 20, 2002.

Crown Media United States LLC

  •
  Certificate of Formation of Crown Media United States LLC (f/k/a F.V. Channel L.L.C. and Odyssey Holdings, L.L. C.) filed with the Secretary of State of the State of Delaware on June 20, 1995, as amended by those Certificates of Amendment filed with the Secretary of State of the State of Delaware on September 26, 1997 and on May 4, 2001.

  •
  Amended and Restated Company Agreement of Odyssey Holdings, L.L.C., (now Crown Media United States, LLC) effective November 13, 1998, as amended February 22, 2001 and March 15, 2001.

Doone City Pictures, LLC:

  •
  Certificate of Formation of Doone City Pictures, LLC (f/k/a Doone Pictures LLC) filed with the Secretary of State of the State of Delaware on August 23, 1999, as amended by those Certificates of Amendment filed with the Secretary of State of the State of Delaware on October 1, 1999 and September 30, 2002.

  •
  Company Agreement for Doone City Pictures, LLC, effective July             , 1999.

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  Exhibit 5.1